Exhibit 99.1

Silo Pharma Announces Exclusive, Global License for Lead Candidate SPC-15 Targeting PTSD and Stress-Induced Anxiety Disorders

Extensive Issued and Pending IP Patent Applications Acquired with License Agreement

SARASOTA, FL, July 08, 2024 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“Silo” or the “Company”), a developmental stage biopharmaceutical company focused on developing novel formulations and drug delivery systems for traditional therapeutics and psychedelic treatments, today announced that it has entered into an exclusive, global license agreement with Columbia University to further develop, manufacture, and commercialize its lead drug candidate, SPC-15, an intranasal treatment for stress-induced affective disorders and PTSD.

Silo recently submitted a pre-IND briefing package and meeting request for SPC-15 to the U.S. Food and Drug Administration (FDA) earlier this month. The Company is currently engaged in the final steps required before submission of an IND application to the FDA to begin first-in-human clinical studies. Silo intends to utilize the FDA’s streamlined 505(b)(2) pathway for SPC-15, which would shorten clinical timelines and reduce drug development costs.

“In our opinion, the execution of the exclusive license agreement for our SPC-15 product is a critical step for our Company which we believe could increase shareholder value in the future, subject to FDA approval if and when received,” said Silo CEO Eric Weisblum.

About SPC-15

SPC-15 is a novel serotonin 4 (5-HT4) receptor agonist therapeutic for the treatment of PTSD, anxiety, and other stress-induced affective disorders. SPC-15 is being developed as an intranasal medication. If clinically successful, SPC-15 could qualify for the FDA’s streamlined 505(b)(2) regulatory pathway for drug approval. Silo Pharma is conducting preclinical studies of SPC-15 in collaboration with Columbia University and was granted an exclusive license to further develop, manufacture, and commercialize SPC-15 worldwide.

About Silo Pharma

Silo Pharma Inc. (Nasdaq: SILO) is a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including stress-induced psychiatric disorders, chronic pain conditions, and central nervous system (CNS) diseases. Silo focuses on developing traditional therapies and psychedelic treatments in novel formulations and drug delivery systems. The Company’s lead program, SPC-15, is an intranasal treatment targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting multiple sclerosis (MS). Silo’s research and development programs are conducted through collaborations with universities and independent laboratories. For more information, visit www.silopharma.com and connect on social media at LinkedIn, X, and Facebook.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Contact

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